EXHIBIT 99.2

                              Management Comments


The Corporation posted a 19.4% decrease in net income during the first quarter of 2004. Earnings per share decreased $0.06 for the three months ended March 31, 2004 to $0.23 per share compared to $0.29 per share for the three months ending March 31, 2003.

Net interest income declined during the first quarter of 2004 due to a decrease in the net interest margin to 4.74% compared to 5.13% during the first quarter of 2003. Other income declined as the record levels of fees associated with mortgage refinance activity in 2003 did not continue beyond the July of that year.